                                            Exhibit 10.9
                2002 INCENTIVE COMPENSATION PLAN
                 FOR OFFICERS AND KEY EMPLOYEES


Purpose

The purpose of the 2002 American Airlines Incentive Compensation Plan ("Plan") for officers and key employees is to provide greater incentive to officers and key employees of American Airlines, Inc. to achieve the highest level of individual performance and to meet or exceed specified goals which will contribute to the success of American.


Definitions

Capitalized terms not otherwise defined in the Plan will have the meanings set forth in the 1998 Long Term Incentive Plan, as amended (the "LTIP").

"AMR" is defined as AMR Corporation.

"Aggregate Target Awards" is defined as the arithmetic sum of the Target Awards for all Plan participants.

"Affiliate" is defined as a subsidiary of AMR or any entity that is designated by the Committee as a participating employer under the Plan, provided that AMR directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity.

"American" is defined as AMR less AMR subsidiaries other than American Airlines, Inc. and its subsidiaries.

"Committee" is defined as the Compensation/Nominating Committee of the AMR Board of Directors.

"Competitors"  is  defined  as Continental  Airlines,  Delta  Air
Lines, Northwest Airlines, United Air Lines and US Airways.

"DOT Rank" is defined as American's relative rank with respect to the Competitors in the category of arrivals+14 (A+14) as determined by the U.S. Department of Transportation (DOT). This cumulative ranking is based on DOT's aggregated A+14 data for the period December 1, 2001 through November 30, 2002, inclusive. To the extent that at any point during the year a carrier ceases to participate, it will be excluded from the entire year.

"Engagement Scores" is defined as American's overall engagement score on the employee opinion survey and American's rating versus the National Norm, each reported as a percent annually.

"Fund" is defined as the incentive compensation fund, if any, accumulated in accordance with this Plan.

  "Measure"  is  defined as Net Income, DOT Rank, Survey  America
Rank, or Engagement Score.

"Named Executive Officers" is defined as the officers of American who are named in the AMR proxy statement for the year in which awards under the Plan are paid.

"National Norm" is defined as a national sample of employees in firms with 1,000 or more employees.

"Net   Income"  is  AMR  net  income  including  any   accounting
adjustments or extraordinary or unusual items which may be added or deducted by the Committee.

"Qualified Earnings" is defined as base pay as of December 31 of the Plan year, holiday pay, sick pay, and vacation pay, but does not include such things as travel and incidental expenses, moving expenses, relocation allowance (COLA), payouts from any retirement plan, disability payments, workers compensation payments, imputed income from certain travel service charges or life insurance, or other benefits provided by American, nor does it include any special monetary awards or allowances, lump sum payments, or incentive compensation or profit sharing payments.

"Survey America Rank" is defined as American's relative rank with respect to its Competitors in the categories of "Retained Preference", "Overall Travel Experience", "Overall Ground Service", and "Overall On-Board Services" in the coach cabin as reported in Plog Inc.'s Survey America. The Survey America ranking is based on cumulative data for American and the Competitors for the period October 1, 2001 through September 30, 2002, inclusive. To the extent that at any point during the year a carrier ceases to participate, it will be excluded from the entire year.

"Target Award" is defined as the award (stated as a percentage of
Qualified  Earnings)  for  an eligible  participant  when  target
levels  are  achieved  on  all Measures.   The  Target  Award  is
determined by the participant's job level.


Eligibility for Participation

In order to be eligible to participate in the Plan, an individual must be an officer or key employee (as designated by American's Chairman and CEO) of American. Additionally, the individual must have been employed by American or an Affiliate as an officer or key employee for at least three consecutive months during the Plan year. The three months service requirement may be waived in cases of retirement in accordance with American's then applicable pension plan, prior to completing three months of service.

During a Plan year, individuals with less than twelve months eligibility in the Plan may be eligible to participate in the Plan on a pro rata basis, at the discretion of the Committee. In addition, the Committee, at its discretion, may permit participation by officers and key employees of Affiliates who have been so employed by the Affiliate for at least three consecutive months during the Plan year.

Notwithstanding the forgoing, however, an officer or key employee will not be eligible to participate in the Plan if such officer or key employee is, at the same time, eligible to participate in a commission, incentive, profit sharing or other bonus compensation program sponsored by American or an Affiliate, unless the Committee otherwise decides.

In order to receive an award under the Plan, an individual must satisfy the aforementioned eligibility requirements and must be an employee of American or an Affiliate at the time an award under the Plan is paid. If at the time awards are paid under the Plan, an individual has retired from American or an Affiliate, is on leave of absence with reinstatement rights, is disabled, or has died, the award which the individual otherwise would have received under the Plan but for such retirement, leave, disability, or death may be paid to the individual, or his/her estate in the event of death, at the discretion of the Committee.


The Incentive Compensation Fund

The Fund is comprised of three components: financial, employee and customer. The employee and customer components have various Measures (see below). Each Measure has a threshold (performance below this level earns no award), target and maximum percentage of Aggregate Target Awards that may be earned, as follows:

     Component             Threshold Target    Maximum
     Financial              16.50%     66%       132%
     Employee                8.50%     17%        34%
     Customer               12.75%     17%        34%

          Total             37.75%    100%       200%

For each Measure, the Fund will accumulate on a linear basis between each of the points defined in the following tables.

Financial Measure:

The financial measure is based on Net Income.  At a threshold Net
Income of $125 million, the Fund will accumulate 16.50% of Aggregate Target Awards. Higher Net Incomes will result in higher percentages of Aggregate Target Awards as follows:



               Net Income         % of Target Awards Earned
               $  125                       16.50%
               $  310                       33.00%
               $  495                       49.50%
               $  680                       66.00%
               $  935                       99.00%
               $1,190                      132.00% (Max)


Employee Measures:

The employee measures will depend on Engagement Scores.

                                           Threshold      Target     Maximum
          Engagement Score                      5%          10%       20%
          Engagement versus National Norm     3.5%           7%       14%

            Total                             8.5%          17%       34%

At a threshold Engagement Score of 72%, the Fund will accumulate
5% of Aggregate Target Awards. Higher scores will result in higher percentages of Aggregate Target Awards, as follows:

          Engagement Score         % of Target Awards Earned
               72%                           5.00%
               73%                           7.50%
               74%                          10.00%
               75%                          15.00%
               76%                          20.00% (Max)

At  a  threshold Engagement Score of 7% below National Norm,  the
Fund  will  accumulate 3.5% of Aggregate Target  Awards.   Higher
scores  will  result  in higher percentages of  Aggregate  Target
Awards, as follows:

         Percent below National Norm   % of Target Awards Earned
                    7%                        3.50%
                    6%                        5.25%
                    5%                        7.00%
                    4%                       10.50%
                    3%                       14.00% (Max)

In the event the Employee Opinion Survey is not conducted during the plan year measured, AA's Engagement Score and Engagement versus the National Norm will be calculated at target.


Customer Measures:

Customer Measures will depend on DOT Rank and Survey America Rank. Each of the five components (retained preference, overall travel experience, overall ground service, overall on-board service and DOT A+14 rankings) is measured separately. For each Measure, at a threshold rank of fourth, the fund will accumulate 2.55% of Aggregate Target Awards. A higher rank will result in higher percentages of Aggregate Target Awards, as follows:

               Rank                % of Target Awards Earned
               Fourth                            2.55%
               Third                             3.40%
               Second                            5.10%
               First                             6.80% (Max)


The following scorecard illustrates this.

<Captions>


2002 Incentive Plan
     Scorecard
                         Threshold                    Target           Maximum   Example
Measures            Weight  25%    50%         75%    100%      150%     200%    Score 1/
Shareholder
- AMR net income     66%   $125M  $310M      $495M    $680M    $935M   $1,190M    66.00%


                                Threshold             Target           Maximum    Example
                     Weight  25%    50%         75%    100%     150%     200%      Score
Employee
- engagement score
  on opinion survey   10%    n/a    72%         73%    74%       75%      76%      5.00%
- AA engagement vs.
  national norm       7%    n/a     7% below 6% below 5% below 4% below 3% below   5.25%
                     17%                                                          10.25%
                                               Threshold  Target           Maximum Example
                        Weight   25%    50%        75%     100%     150%     200%   Score
Customer
-retained preference     3.4%    n/a    n/a        4th     3rd      2nd      1st    3.40%
-overall  travel
 experience              3.4%    n/a    n/a        4th     3rd      2nd      1st    2.55%
-overall ground service  3.4%    n/a    n/a        4th     3rd      2nd      1st    2.55%
-overall on-board
 services                3.4%    n/a    n/a        4th     3rd      2nd      1st    5.10%
-DOT A+14 ratings        3.4%    n/a    n/a        4th     3rd      2nd      1st    3.40%
                          17%                                                      17.00%

Fund as a % of Target                                                              93.25%


1/ Based on performance results in shaded areas

Allocation of Individual Awards

The Chairman and CEO of American, in consultation with the Vice-Chairman, executive and senior vice presidents of American, will determine awards for non-officer eligible employees based upon the eligible employee's performance. Unless otherwise determined by the Chairman, an award under the Plan to a non-officer eligible employee, when combined with any other award for the Plan year whether such other award is under an incentive compensation, commission, profit sharing or other bonus compensation plan, may not exceed 100% of such eligible employee's base salary.

The Committee, in consultation with the Chairman and CEO of American, will determine awards for officers of American, including the Named Executive Officers. The awards for officers (other than the Named Executive Officers) will be equal to the appropriate Target Award, plus or minus any adjustments for individual performance. To the extent that an award to a Named Executive Officer includes a partial payment relating to a Measure (other than Net Income), such partial payment will be paid from the general operating funds of American. An award under the Plan to an officer may not exceed the amount set forth in Section 11 of the LTIP.

The aggregate of all awards paid hereunder will not exceed the lesser of: (2.0 times the Fund at Aggregate Target Awards) or (50% of the total base salaries of all eligible participants in the Plan). In the discretion of the Committee, the Fund may not be fully distributed.


Administration

The Committee shall have authority to administer and interpret the Plan, establish administrative rules, approve eligible participants, and take any other action necessary for the proper and efficient operation of the Plan. For participants other than the Named Executive Officers, the Committee reserves the right to adjust the calculation of each Measure at its discretion. Notwithstanding anything to the contrary contained herein, no awards will be made under the Plan unless awards are also made under the 2002 American Airlines Employee Profit Sharing Plan and the 2002 Pilot Variable Compensation Plan for members of the Allied Pilots Association. The amount, if any, of the Fund shall be audited by the General Auditor of American based on a certification of Net Income by AMR's independent auditors. A summary of awards under the Plan shall be provided to the Committee at the first regular meeting following determination of the awards. To the extent a Measure is no longer compiled by the DOT, Survey America, or American as applicable, during a Plan year, the Committee will substitute a comparable performance measure for the remainder of the Plan year.
                              6

Method of Payment

The Committee will determine the method of payment of awards. Except as provided herein, awards shall be paid as soon as practicable after audited financial statements for the year 2002 are available. Individuals, except retirees, may elect to defer their awards into a deferred compensation program, if any, administered by American or AMR.


General

Neither this Plan nor any action taken hereunder shall be construed as giving any employee or participant the right to be retained in the employ of American or an Affiliate.

Nothing in the Plan shall be deemed to give any employee any right, contractually or otherwise, to participate in the Plan or in any benefits hereunder, other than the right to receive payment of such incentive compensation as may have been expressly awarded by the Committee.

In the event of any act of God, war, natural disaster, aircraft grounding, revocation of operating certificate, terrorism, strike, lockout, labor dispute, work stoppage, fire, epidemic or quarantine restriction, act of government, critical materials shortage, or any other act beyond the control of American, whether similar or dissimilar, (each a "Force Majeure Event"), which Force Majeure Event affects American or its subsidiaries or its Affiliates, the Committee in its sole discretion, may (i) terminate or (ii) suspend, delay, defer (for such period of time as the Committee may deem necessary), or substitute any payments due currently or in the future under the Plan, including, but not limited to, any payments that have accrued to the benefit of participants but have not yet been paid.

In consideration of the employee's privilege to participate in the Plan, the employee agrees (i) not to disclose any trade secrets of, or other confidential/restricted information of, American or its Affiliates to any unauthorized party and (ii) not to make any unauthorized use of such trade secrets or confidential or restricted information during his or her employment with American or its Affiliates or after such employment is terminated, and (iii) not to solicit any current employees of American or any subsidiaries of AMR to join the employee at his or her new place of employment after his or her employment with American or its Affiliates is terminated.

The Committee may amend, suspend, or terminate the Plan at any time.

                               7